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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") made as of the 3rd day of May 2001, between Lumenon Innovative Lightwave Technology Inc., a company duly incorporated under the laws of the State of Delaware having its head office at:
8851, Trans-Canada Highway, St-Laurent, Province of Quebec, H4N 2N9 (the "Company") and Mr. Gary Moskovitz, residing at 12202 Foster Road, Los Alamitos, California, 90720-4604, U.S.A. (the "Executive").

     WHEREAS:

     1. The Company is engaged in the fabrication and production of optical components for the telecommunications and datacommunication industries (the "Business");

     2. The Company wishes to employ the Executive on the terms and conditions set out below;

     3.   The Executive wishes to be so employed by the Company;

     4. The Company has selected the Executive as the finalist candidate from a retained executive search contract with GAAP Search Inc.

     5. The Company has now terminated the specific search of the above paragraph and has not engaged, and presently, as of the execution date of this Agreement, does not intend, or is not presently in discussions, to engage either a retained or a contingent executive search contract or agent to provide potential candidates to replace the Executive in his capacity at President and CEO of the Company, especially, but not limited to, the period within ninety one (91) days of the Starting Date. The Company also confirms that no action/Resolution of the Board of Directors has been made to initiate actions on the part of the Directors to provide potential candidates for replacement as above.

     THIS AGREEMENT witnesses that the parties have agreed that the terms and conditions of the relationship shall be as follows:

1.   WORKING PERMIT

1.1. WORKING PERMIT. The Company will use its best efforts to assist the Executive to obtain appropriate work permit and visa documentation, including the renewal of those documents for the Executive and for his spouse and daughter, if required.

1.2. LEGAL ENTITLEMENT TO WORK IN QUEBEC. The Executive understands and agrees that the present Agreement is conditional upon the Executive being legally entitled to work in Quebec. In the event that the Executive is not legally entitled to work in

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      Quebec, for reason beyond the control of the Company, the present
      Agreement shall be null and void and the Executive will not be entitled to any notice, indemnity or damages of any nature whatsoever.

1.3. In the event that the working permit has not been obtained in time for the Starting Date, as defined hereinafter, the Executive will commence employment as a consultant and the parties agree that each and every condition of the present Agreement would be applicable during the period prior to the granting of the working permit and that any and all payments due would be made as permissible by Canadian law and all payments due that may be in arrears would be paid within five (5) working days, by direct bank wire transfer, of the granting of the working permit.

2.    EMPLOYMENT

2.1. DUTIES. The Company appoints the Executive to undertake the duties and exercise the powers of President and Chief Executive Officer (CEO) of the Company. The Executive agrees to be bound by the terms and conditions of this Agreement and to report to the Company's Board of Directors.

2.2. BOARD OF DIRECTORS. The Executive shall be appointed to serve as a member of the Company's Board of Directors for the duration of his employment hereunder.

3.    TERM

3.1. TERM. Subject to the provisions of this Agreement concerning the termination of employment, the employment of the Executive shall be for an indeterminate term starting on May 7th, 2001 (the "Starting Date").

4.    COMPENSATION

4.1. BASE SALARY. The Executive shall be paid a gross annual base salary of six hundred thirty thousand Canadian dollars ($630,000.00 Can.). Said salary shall be subject to all tax withholdings and statutory and other deductions and shall be paid bi-monthly, at the rate of twenty six thousand two hundred fifty Canadian dollars ($26,250.00 Can.), on the 15th and the last day of each month (24 pay periods), by direct bank wire transfer. Subject to the following, the Executive agrees and recognises that the above annual base salary is inclusive of all activities and work performed to the benefit of the Company including activities as member of the Board of Directors.

4.2. SIGN ON BONUS. In addition to the base salary as outlined above, and the performance bonus as outlined below, the Executive will be entitled to a one time, special "sign on" bonus of thirty thousand Canadian dollars ($30,000 Can.), less all tax withholdings and statutory and other deductions, paid by direct wire transfer, within one (1) week of the Starting Date.

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4.3.  PERFORMANCE BONUS. In addition to the annual base salary and sign on bonus outlined above, the Executive will be entitled to a potential annual performance bonus equivalent to an amount equal to 50% of his base salary. For the period of May 7th 2001 to May 6th, 2002, this potential annual performance bonus amount would equal three hundred fifteen thousand Canadian dollars ($315,000.00 Can.) subject to the following terms:

      (a) the actual amount of the bonus will be based on management by objective ("MBO") to be determined by the Board of Directors within ninety (90) days of the Starting Date;

      (b) for the first year of the Executive's employment hereunder, the Executive shall be entitled to a guaranteed bonus of one hundred and sixty thousand Canadian dollars ($160,000.00 Can.) to be deducted from the above mentioned potential annual performance bonus and payable, less all tax withholdings and statutory and other deductions, in an amount of eighty thousand Canadian dollars ($80,000 Can.) on each of the two following dates: November 7, 2001 and May 7, 2002.

4.4. STOCK OPTIONS. As an incentive for the Executive to remain in the service of the Company, the Company grants to the Executive an option to purchase 1,500,000 shares of the Company's common stock, per the Company's Stock Option Agreement. The exercise price of the stock will be the fair market value of the Company's common stock as of the close of the stock market on the last working day prior to the Starting Date of the Executive. The Stock Options will become exercisable (will "vest") at the rate of twenty-five percent (25%) (375 000 shares) on the first anniversary of the Starting Date, the remaining 75% (1 125 000 shares) at the rate of 1/36th per month (31 250 shares) during the following thirty six (36) months (100% vested over a 48 month period). In addition, all of the Stock Options will become fully exercisable (100% fully vested) upon the consummation of any transaction constituting a "change of control" of the Company as defined hereinafter.

      The Stock Options provided for by the above paragraph are, subject to
      Article 11 of the present Agreement, conditional upon:

      (a) the employment of the Executive not being terminated by the Company;

      (b) the Executive not having resigned his employment with the Company;

      Such options cannot be assigned or transferred.

      Furthermore, the present Stock Options are subject to the Company Stock Option Agreement, unless as modified above.

4.5. CHANGES IN COMPENSATION. After each year of the Executive's employment, the Executive's base salary and potential annual performance bonus may be reviewed and increased and additional Stock Options may be granted at the discretion of the Company based on the performance of the Executive.

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5.       BENEFITS

5.1. BENEFIT PLANS. The Executive shall participate in all executive benefit plans (the "Executive Benefits") which the Company may provide, including medical/hospital and extended health care benefits and life insurance. These plans provided to the Executive will be at least equivalent with those provided to the other Executive of the Company. The Company reserves the right to unilaterally revise the terms of the Executive Benefits. Executive Benefits will be provided in accordance with the formal plan documents or policies and any issues with respect to entitlement or payment of benefits under any of the Executive Benefits will be governed by the terms of such documents or policies establishing the benefit in issue.

5.2. VACATION. The Executive shall be entitled during each year to four (4) weeks paid vacation, beginning on May 7, 2001.

5.3.  EXPENSES.

      (a) it is understood and agreed that the Executive will incur expenses in connection with his duties under this Agreement. The Company will reimburse the Executive for any reasonable expense, providing that the Executive provides to the Company an itemized written account and receipts acceptable to the Company within thirty (30) days after they have been incurred.

      (b) conditional upon the Executive selling his 1998 Mercedes S-320 automobile to a Montreal car dealer, the Company undertakes to lease, at its own costs, the said 1998 Mercedes S-320 automobile from the said car dealer for the benefit of the Executive and reimburse, upon reception of proper receipts, all expenses and costs related to the use of the said automobile.

5.4. DIRECTORS AND OFFICERS INSURANCE. The Executive shall be covered by the Directors and Officers Liability Insurance Policy maintained by the Company.

6.    MOBILISATION

6.1. MOBILISATION. The Executive shall be reimbursed for mobilisation expenses upon receipt of proper invoices, the whole in accordance with Schedule I of the present Agreement attached hereto.

6.2.  RELOCATION.

      (a) The Executive shall be entitled to a furnished apartment, including not only furniture but also home furnishings and appliances, cleaning services and other typical services, in Montreal and a rental car paid by the Company for a maximum period of six months from the Starting Date. During the period required for the apartment search, reasonable hotel accommodations and payment for the Executive's laundry and meals will be provided for by the Company;


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      (b) The Executive shall be entitled to a "Bridge Loan" from the Company of a maximum amount of three hundred thousand Canadian dollars ($300,000.00 Can.) at the preferred rate determined by the Royal Bank of Canada, in the event that the Executive buys a house in Quebec before he is able to sell his house in California. The said "Bridge Loan" will have to be fully reimbursed by the Executive within 180 days. The Executive understands that the Company will request that the repayment of the said loan be guaranteed by a mortgage on the Executive's house in Quebec.

7.    TAXATION

7.1.  TAX RETURNS FORMS.

      (a) The Company will pay for the cost of chartered accountant's services related to the preparation of the Executive's and spouse's tax returns for all relevant State of California, federal United States, Canadian provincial and federal tax requirements for fiscal year 2001.

      (b) The Executive is required to complete all required tax returns forms in a timely manner and cooperate with the requests of the tax advisors regarding information needed to prepare the tax returns.

8.    EXCLUSIVE SERVICE

8.1. FULL TIME AND ATTENTION. Consistent with his position with the Company, the Executive shall:

      (a) devote the whole of his working time, attention and skill to his duties hereunder;

      (b) report to the Board of Directors from time to time and for a minimum of four (4) times per year i.e.: once every quarter;

      (c) use his best efforts to promote the interests of the Company and its affiliates. The Executive may not serve as a member of the Board of Directors of any entity other than the Company, except for charitable organisations or unless the Executive is authorized by the Board of Directors of the Company in its sole discretion.

9.    OBLIGATIONS OF LOYALTY, NON-SOLICITATION AND NON-COMPETITION

9.1. NON-COMPETITION. The Executive agrees with and for the benefit of the Company that during his employment pursuant to this Agreement and for a period of twelve (12) months from the date of termination of this Agreement, however caused, he will not for any reason, directly or indirectly, either as an individual or as a partner or joint venturer or as an employee, principal, consultant, agent, shareholder, (excluding ownership by the Executive, as a passive investment of less than one percent (1%) of the outstanding

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      shares of capital stock of any corporation with one or more classes of its capital stock listed on a Security Exchange or publicly traded in the over the counter market) officer, director, or salesperson for any person, firm, association, organization, syndicate, company or corporation, or in any other manner carry on, be engaged in, concerned with, interested in, advise, lend money to, guarantee the debts or obligations of, permit his or her name or any part of it to be used or employed by any person, business, firm, association, syndicate, company, organization or corporation concerned with or engaged or interested in a business which is the same as, or competitive with, the Business of the Company and any controlled or controlling company, namely, the business consisting in the fabrication and production of optical components for the telecommunications and datacommunication industries and such, within the geographical area of Canada, the United States of America and Europe;

9.2. NON-SOLICITATION OF CUSTOMERS. Without restricting the generality of the foregoing, the Executive agrees with and for the benefit of the Company that during his employment pursuant to this Agreement and for a period of eighteen (18) months from the date of the termination of his employment, however caused, he will not for any reason, directly or indirectly, either as an individual or as a partner or joint venturer or as an employee, principal, consultant, agent, shareholder, officer, director, or salesperson for any person, firm, association, organization, syndicate, company or corporation, or in any other manner, solicit or accept business with respect to products competitive with those of the Company from any of the Company's customers, wherever situated.

9.3. NON-SOLICITATION OF PERSONNEL. Without restricting the generality of the foregoing, the Executive further agrees that, during his employment pursuant to this Agreement and for a period of eighteen (18) months following the termination of his employment, however caused, the Executive will not hire or take away or cause to be hired or taken away any employee of the Company or, following the termination of the Executive's employment, however caused, hire any employee who was in the employment of the Company during the twelve (12) months preceding the date of the termination of his employment.

10.   CONFIDENTIALITY

10.1. CONFIDENTIAL INFORMATION. Except in the normal and proper course of the Executive's duties hereunder, the Executive will not use for the Executive's own account or disclose to anyone else, during his employment and for a period of five (5) years following the termination of his employment, however caused, any confidential or proprietary information or material (as defined hereinafter) relating to the Company's operations or business which the Executive obtains from the Company or its officers or employees, agents, suppliers or customers or otherwise by virtue of the Executive's employment by the Company or by the Company's predecessor. Confidential or proprietary information or material includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Company or its parent, affiliated or subsidiary companies: corporate information, including contractual licensing arrangements, plans, strategies, tactics, policies, resolutions, patent, trade-mark and trade name applications, and any litigation or negotiations, information concerning suppliers,


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      marketing information, including sales, investment and product plans, customer lists, strategies, methods, customers, customer lists, prospects and market research data, financial information, including cost and performance data, debt arrangements, equity structure, investors and holdings, operational and scientific information, including trade secrets; technical information, including technical drawings and designs and personnel information, including personnel lists, resumes, personnel data, compensation practices and procedures, organizational structure and performance evaluations (the "Confidential Information").

10.2. RETURN OF DOCUMENTS. The Executive agrees that all documents (including, without limitation, software and information in machine-readable form) of any nature pertaining to activities of the Company and to its parent and their respective affiliated, related, associated or subsidiary companies, including, without limitation, Confidential Information, in his possession now or at any time during his employment, are and shall be the property of the Company and its parent, and their respective affiliated, related, associated or subsidiary companies, and that all such documents and all copies of them shall be surrendered to the Company whenever requested by the Company.

10.3. PROPRIETARY INFORMATION. The Executive hereby acknowledges and agrees that the Company, or its designee, shall be the sole and exclusive owner of any and all right, title, and interest in any and all inventions, ideas, concepts, innovations, algorithms, software, and original works of authorship (together "Proprietary Works"), whether or not protectable by patent, copyright, mask work, integrated circuit topography laws, trademark, industrial design laws, or other proprietary rights, that are made, developed or conceived by me solely or jointly with others, at any time during the term of his employment with the Company. Consequently, the Executive hereby assigns to the Company, or its designee, as its exclusive property any and all right, title and interest which he may have in and to the Proprietary Works including, but not limited to any and all copyright, patent right, moral rights, industrial design right, trademark right, data bases rights, mask work rights, integrated circuit topography rights and any other proprietary rights, which assignment of rights, titles and interests is made without any restriction, for the entire world and for the duration of such rights, titles and interests including any renewal or extension of such duration and in perpetuity thereafter. The Executive hereby waives to the benefit of the Company, or its designees, and its successors, assignees and licensees any and all moral rights and any other rights of similar nature which the Executive may hold in any and all of the Proprietary Works, and such waiver is made without any restriction whatsoever, for the entire world, for the duration of any such moral rights including any renewal or extension of such duration, and in perpetuity thereafter.

10.4. ACKNOWLEDGEMENT. The Executive acknowledges that, in connection with the Executive's employment by the Company, he will receive or will become eligible to receive substantial benefits and compensation. The Executive acknowledges that his employment by the Company and all compensation and benefits and potential compensation and benefits to the Executive from such employment will be conferred by the Company upon him only because and on condition of his willingness to commit his


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      best efforts and loyalty to the Company, including protecting the
      Company's right to have its Confidential Information protected from non-disclosure by him and abiding by the confidentiality, non-competition and other provisions herein. The Executive understands his obligations as set forth in Article 9 and agrees that such obligations would not unduly restrict or curtail his legitimate efforts to earn a livelihood following any termination of his employment with the Company. The Executive agrees that the restrictions contained in Articles 9 and 10 are reasonable and valid and all defences to the strict enforcement thereof by the Company are waived by him. The Executive further acknowledges that irreparable damage would result to the Company if the provisions of Articles 9 and 10 are not specifically complied with by the Executive, and agrees that the Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure to comply with the provisions of Articles 9 and 10.

11.   TERMINATION OF EMPLOYMENT

11.1. TERMINATION WITHIN NINETY (90) DAYS FROM THE STARTING DATE. Notwithstanding any provision to the contrary in the present Agreement, the Company may, for any reason, terminate the Executive's employment within ninety (90) days from the Starting Date by giving the Executive a thirty (30) day prior written notice and by paying the Executive all accrued base salary and a severance indemnity equivalent to one (1) month of base salary per month worked.

11.2. TERMINATION FOR DEATH OR DISABILITY. The parties understand and agree that the Executive's employment pursuant to this Agreement may be terminated, by paying the Executive all accrued base salary, any earned but unpaid bonus amounts at the date of termination on a prorated basis and any accrued but unused vacation benefits, all earned through the date of termination, in the following manner in the specified circumstances:

      (a) upon the death of the employee.

      (b) at any time by the Company if the Executive becomes permanently disabled within the meaning of the long term disability policy maintained by the Company;

11.3. TERMINATION FOR CAUSE. The parties understand and agree that the Executive's employment pursuant to this Agreement may be terminated, for cause, in the Company's absolute discretion, without any notice or pay in lieu thereof, by paying the Executive all accrued base salary and any accrued but unused vacation benefits earned to the date of termination. For the purposes of this Agreement, cause includes but is not limited to the following:

      (a) any material breach of the provisions of this Agreement;

      (b) Executive's engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company or which violates any material provision of Articles 9 and 10 hereof; or the use of alcohol


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          or illegal drugs, materially interfering with the performance of the
          Executive's obligations under this Agreement, continuing after written warning;

      (c) Executive's commission of any fraud against the Company or use or intentional appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated;

      (d) Executive's conviction of any crime involving moral turpitude;

      (e) any conduct or omission of the Executive which prevents him from legally working in Quebec;

      (f) any and all omissions, commissions or other conduct which would constitute cause at law, in addition to the above-specified causes;

      Failure by the Company to rely on the provisions of this paragraph in any given instance or instances, shall not constitute a precedent or be deemed a waiver.

11.4. TERMINATION WITHOUT CAUSE. The parties understand and agree that the Company, in its absolute discretion and for any reason other than the ones mentioned in Articles 11.1 to 11.3, may terminate the Executive's employment by paying the Executive all accrued base salary, any earned but unpaid bonus amounts at the date of termination on a prorated basis and any accrued but unused vacation benefits, all earned through the date of termination, and by:

      (a) delivering a written notice of such termination to the Executive where any notice of termination given pursuant to the Article shall effect termination as of the date specified in such notice (which shall be no earlier than thirty (30) days after such notice is given) or, in the event no such date is specified, on the last day of the month following the month in which such notice is delivered or deemed delivered as provided in Article 14 below, and

      (b) paying to the Executive an indemnity equivalent to fifteen (15) months of base salary in a lump sum payment or as salary continuance, at the Company's sole discretion;

      (c) maintaining the benefits provided for in Article 5.1 for a period of fifteen (15) months following such a termination or until the Executive commences other employment whichever occurs first, subject to the approval of the Company's group insurers;

      (d) Stock Options will continue to accrue during a period of fifteen (15) months following such a termination and the Executive shall have ninety (90) days from the end of that fifteen (15) month period to exercise those options;

      (e) in the event that such a termination occurs within a twenty-four (24) month period from the Starting Date, the Executive will be entitled to a demobilization cost in

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          accordance with Schedule II of the present Agreement attached hereto, if applicable, in order to relocate the Executive and his family within a 100 mile radius from the residence they left in California to come to Quebec. Reimbursement of those cost will be made by the Company upon reception of proper receipts.

      (f) the parties specifically agree that if the Executive should die or become permanently disabled while any amounts are due pursuant to this Agreement, including, but not limited to, amounts due per Article 11.4 herein, that the Executive/his estate shall be entitled to receive all such amounts due.

11.5. FAIR AND REASONABLE NOTICE. The Executive acknowledges that the prior notice and/or payments contemplated in Article 11.4 above include all of his entitlements to either notice or pay in lieu of notice and severance pay under the CIVIL CODE OF QUEBEC and the ACT RESPECTING LABOUR STANDARDS OF Quebec. The Executive acknowledges and agrees that the notice or pay in lieu of notice provisions in Article 11.4 is fair and reasonable and is the result of negotiations between the parties.

11.6. COMPANY'S ABILITY TO ALLEGE CAUSE. The parties understand and agree that the payment of the indemnity above mentioned to the Executive on termination of the Executive's employment shall not prevent the Company from alleging cause for the termination. 11.7. CONSTRUCTIVE DISMISSAL.

      (a) If at any time during the term of this Agreement there occurs a Material Breach by the Company, which Material Breach has not been remedied in all material aspect at any time within thirty (30) days after the Executive gives written notice thereof, and after the expiry of such thirty (30) day period and provided the Material Breach in question continues unremedied, the Executive shall have the right to terminate his employment with the Company within sixty (60) days after the occurrence of the Material Breach. Any such termination by the Executive shall not, for the purposes of this Agreement, be considered a voluntary termination of employment by the Executive, but instead shall entitle the Executive to the same severance payment and other rights set forth in Article 11.4 above;

      (b) for purposes of the present Agreement, Material Breach means:

          (i) the assignment to the Executive of any duties inconsistent with the Executive's position (including status, title and reporting requirements), authority, duties and responsibilities, or any other action by any member of the Company which would result in the diminution of such position, authority, duties or responsibilities or

          (ii) any reduction in the base salary, sign on bonus, potential annual performance bonus or other compensation, benefits, expenses, office or support staff previously provided to the Executive, in each case, without

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                  the consent of the Executive, but excluding an isolated
                  insubstantial and inadvertent action not taken in bad faith;

          (iii) the Executive is relocated outside Canada or United States without his consent;

          (iv) the Executive resigns as a result of unlawful discrimination as evidenced by a final court order;

          (v) any material breach by the Company of any of its obligations under this Agreement;

          (vi)    the Executive loses his position as Director of the Company;

          (vii) the Company fails to provide that this Agreement is expressly assumed by its successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company's obligations hereunder in the same manner and to the same extent as if no such succession had taken place. For purposes of this provision, the Company agrees to provide the Executive with proof of the assumption of the Agreement by its successor no later than thirty (30) days prior to the effective date of any transaction providing for such succession;

          (viii) the Company fails to use its best efforts to assist the Executive in the renewal of the working permit referenced in
                  Article 1.1 and the working permit is not renewed for reason under the Company's control;

          (ix) If the Company asks the Executive to perform any act which is illegal, including commission of any crime involving moral turpitude.

11.8. CHANGE OF CONTROL.

      (a) the Executive shall have the right to terminate his employment with the Company any time during the six (6) month period following a Change of Control, and such termination by the Executive during such six (6) month period shall not, for the purposes of this Agreement, be considered a voluntary termination of employment by the Executive, but instead shall entitle the Executive to the severance payment and other rights set forth in Article 11.4 above.

      (b) For purposes of the present Agreement, Change of Control means:

          (i) the occurrence of any transaction that results in the ownership of 50% or more of the voting power of all outstanding securities of interests of the Company on a fully diluted basis to any party or group; or


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          (ii) the sale of all or of fifty percent (50%) of the Company's assets used in the Company's business.

11.9. RESIGNATION. The Executive shall have the right to terminate his employment upon giving the Company a one (1) month written notice. The Employee agrees and recognizes that the notice provided for in the present Article 11.9 is for the sole benefit of the Company, and that, as such, the Company, in its sole discretion, shall have the right to renounce and waive the benefit of part and/or of the totality of any such notice and the Executive will not be entitled to any indemnity or damages of any nature whatsoever. The Executive shall be paid for his written notice period.

11.10. RESIGNATION FROM OFFICES. On termination of employment the Executive shall immediately resign all offices held (including directorships) in the Company and save as provided in this Agreement, the Executive shall not be entitled to receive any payment or compensation for loss of office or otherwise by reason of the resignation. If the Executive fails to resign as mentioned the Company is irrevocably authorized to appoint some person in his or her name and on the Executive's behalf to sign any documents or do any things necessary or requisite to give effect to such resignation.

12.    COMPANY PROPERTY

12.1. COMPANY PROPERTY. The Executive acknowledges that all items of any and every nature or kind created or used by the Executive pursuant to the Executive's employment under this Agreement, or furnished by the Company to the Executive, and all equipment, automobiles, cellular phones, credit cards, books, records, reports, files, diskettes, manuals, literature, confidential information or other materials shall remain and be considered the exclusive property of the Company at all times and shall be surrendered to the Company, in good condition, promptly at the request of the Company, or in the absence of a request, on the termination of the Executive's employment with the Company.

13.    SUCCESSORS AND ASSIGNS

13.1. SUCCESSORS AND ASSIGNS. This Agreement shall enure to the benefit of, and be binding on, the parties and their respective heirs, administrators, executors, successors and permitted assigns. The Company shall have the right to assign this Agreement to any successor (whether direct or indirect, by purchase, amalgamation, arrangement, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company provided only that the Company must first require the successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The Executive by his signature hereto expressly consents to such assignment. The Executive shall not assign or transfer, whether absolutely, by way of security or otherwise, all or any part of the his rights or obligations under this Agreement without the prior written consent of the Company.

14.    NOTICES

14.1. NOTICE TO EXECUTIVE. Any notice required or permitted to be given to the Executive shall be sufficiently given if delivered to the Executive personally or if mailed by registered mail to the Executive's address last known to the Company, or if delivered to the Executive via facsimile.

14.2. NOTICE TO COMPANY. Any notice required or permitted to be given to the Company shall be sufficiently given if mailed by registered mail to the Company's Head Office at its address last known to the Executive, or if delivered to the Company via facsimile.

15.    SEVERABILITY

15.1. SEVERABILITY. In the event that any provision or part of this Agreement shall be deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

16.    ENTIRE AGREEMENT

16.1. ENTIRE AGREEMENT. This document constitutes the entire Agreement between the parties with respect to the employment and appointment of the Executive and any and all previous agreements, written or oral, express or implied, between the parties or on their behalf, relating to the employment and appointment of the Executive by the Company, are terminated and cancelled and each of the parties releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever, under or in respect of any agreement.

17.    MODIFICATION OF AGREEMENT

17.1. MODIFICATION. Any modification to this Agreement must be in writing and signed by the parties or it shall have no effect and shall be void.

18.    HEADINGS

18.1. HEADINGS. The headings used in this Agreement are for convenience only and are not to be construed in any way as additions to or limitations of the covenants and agreements contained in it.

19.    GOVERNING LAW

19.1. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the Province of Quebec.

20.    SATISFACTION OF ALL CLAIMS

20.1. SATISFACTION OF ALL CLAIMS. The terms set out in this Agreement, provided that such terms are satisfied by the Company, are in lieu of (and not in addition to) and in full satisfaction of any and all other claims or entitlements which the Executive has or may have upon the termination of the Executive's employment and the compliance by the Company with these terms will cause a full and complete release of the Company and its parent and their respective affiliates, associates, subsidiaries and related companies from any and all claims which the Executive may have for whatever reason or cause in connection with the Executive's employment and the termination of it, other than those obligations specifically set out in this Agreement. In agreeing to the terms set out in this Agreement, the Executive specifically agrees to execute a formal release document to that effect and will deliver upon request appropriate resignations from all offices and positions with the Company and its parent and their respective affiliated, associated, subsidiary or related companies if, as and when requested by the Company upon termination of his employment within the circumstances contemplated by this Agreement.

21.    ACKNOWLEDGEMENT

21.1.  ACKNOWLEDGEMENT.  The Executive acknowledges that:

      (a) he has had sufficient time to review this Agreement thoroughly;

      (b) he has read and understands the terms of this Agreement and the obligations hereunder;

      (c) he has been given an opportunity to obtain independent legal advice concerning the interpretation and effect of this Agreement;

      (d) he has been provided an adequate explanation of the nature and scope of each of the terms of this Agreement; and

      (e) he has received a fully executed original copy of this Agreement.

22. The parties acknowledge that they have agreed that the present Agreement as well as all documents and notices given pursuant hereto or relating directly or indirectly hereto may be drawn up in English. Les parties reconnaissent avoir accepte que la presente convention ainsi que tout document execute et avis donne directement ou indirectement a la suite ou relativement a la presente convention puissent etre rediges en anglais.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT

ON May 7th, 2001                         IN  St. Laurent, Canada
   -------------------------------          ------------------------------------

LUMENON INNOVATIVE LIGHTWAVE
TECHNOLOGY INC.

/s/ Pierre-Andre Roy                           /s/ Gary Moskovitz
------------------------------------------     ---------------------------------
DULY AUTHORIZED REPRESENTATIVE, AS PER THE     GARY MOSKOVITZ
RESOLUTION OF THE BOARD OF DIRECTORS
PIERRE-ANDRE ROY




/s/ Benoit Belisle
------------------------------------------
WITNESS - Benoit Belisle

                                   SCHEDULE I

----------------------------------------------------------------------------------------------
                   RELOCATION COSTS ESTIMATED BUDGET (CALIFORNIA TO QUEBEC)
----------------------------------------------------------------------------------------------
                                                   US$             CAN$               TOTAL
----------------------------------------------------------------------------------------------

Packing and moving(1)                          $ 18,000
Real estate fees (estimated 6% on $900,000)    $ 54,000
Legal fees                                     $ 10,500

Inspection fees                                                  $ 1,000
Legal fees                                                       $ 1,000
Lump-sum improvement allowance                                   $19,000
                                                                (non-taxable)

Tax transfer                                                     $13,500

Total                                          $ 82,500          $34,500

                         (converted to CAN)    $128,889          $34,500             $163,389


* Those costs represent the maximum amounts payable by the Company.
All expenses are paid upon provision of invoices .

----------------------------------------------------------------------------------------------


----------------

(1) Company agrees to transport, via an appropriate transportation means, Executive's 1998 Mercedes S320 automobile from California to Montreal, with the request of the Executive, prior to the packing and shipping of the household goods, inclusive of the second automobile owned by the Executive, associated with the sale of his home in California and the purchase of a home in Montreal.

     If required, reasonable costs for storage in Canada of the Executive's goods for a ninety (90) day period will be reimbursed to the Executive upon provision of invoices.

                                   SCHEDULE II

--------------------------------------------------------------------------------
            BOUNCE-BACK COSTS ESTIMATED BUDGET (QUEBEC TO CALIFORNIA)
--------------------------------------------------------------------------------

                                                                   CAN$

Packing and moving                                              $  30,000
Real estate fees
(estimated 6% on $1,000,000)                                    $  60,000
Other expenses                                                  $  16,000

Total                                                           $ 106,000


* Those costs represent the maximum amounts payable by the Company. All expenses are paid upon provision of invoices.

--------------------------------------------------------------------------------